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                                   EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 GOOD GUYS, INC.
                           (PURSUANT TO SECTION 245)

The undersigned, Robert A. Stoffregen, hereby certifies that:

1. He is the duly elected and acting Secretary of Good Guys, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on January 14, 1992 under the name of The Good Guys, Inc.

3. The name of the corporation was changed to Good Guys, Inc., pursuant to a certificate of Ownership and Merger Merging The Good Guys, Inc. and GGuys, Inc., filed with the Secretary of State of Delaware on April 16, 2001.

4. This Restated Certificate of Incorporation merely restates and integrates but does not further amend the provisions of the corporation's Certificate of Incorporation, and as such there is no discrepancy between the provisions of the Certificate of Incorporation and the provisions of this Restated Certificate of Incorporation.

5. The corporation's Certificate of Incorporation shall be restated to read in full as follows:



     FIRST. The name of this corporation (hereinafter called the "Corporation") is GOOD GUYS, INC.

     SECOND. The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, and its registered agent at that address is Corporation Service Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH.

     (A) This Corporation is authorized to issue two classes of stock, preferred stock and common stock. The authorized number of shares of capital stock is Forty-Two Million (42,000,000) shares, of which the authorized number of shares of preferred stock



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is Two Million (2,000,000) and the authorized number of shares of common stock is Forty Million (40,000,000). The stock, whether preferred stock or common stock, shall have a par value of one-tenth of one cent ($0.001) per share.

     (B) Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized to fix or alter the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, or any wholly unissued series or preferred stock; and to fix the number of shares constituting any such series and the designation thereof; and to increase or decrease the number of shares of any series of preferred stock (but not below the number of shares thereof then outstanding).

     FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

     SIXTH. The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation.

     SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of this Corporation.

     EIGHTH. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     NINTH. No action shall be taken by the stockholders of this Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws of this Corporation and no action shall be taken by the stockholders by written consent.

     TENTH.

     (A) This corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other


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person whomsoever by or pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article TENTH.


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         (B) In addition to any requirements of law and any other provisions hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law or any other provision hereof), the affirmative vote of the holders of 66-2/3% or more of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article TENTH or Article NINTH hereof.

                                     * * * *



    The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware.

Dated: May 2, 2001.

                                            /s/ Robert A. Stoffregen
                                            ------------------------------------
                                            Robert A. Stoffregen


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